NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2016 Financial Results

Company reports GAAP diluted earnings per share of $0.92 for the third quarter 2016;
Reaffirms full year 2016 adjusted non-GAAP guidance of $3.20-$3.35 per diluted share; and
Declares a quarterly dividend of $0.50 per share payable December 31, 2016.

Sioux Falls, S.D. - October 20, 2016 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended September 30, 2016. Net income for the quarter was $44.6 million, or $0.92 per diluted share, as compared with net income of $23.8 million, or $0.51 per diluted share, for the same period in 2015. This $20.8 million increase in net income is primarily due to a $15.5 million tax benefit as part of a tax accounting change related to costs to repair electric generation property along with improved gross margin driven by an increase in South Dakota electric rates.

"The generation repairs income tax benefit is a highlight this quarter - but certainly not the whole story.  Our pretax earnings are up $4.7 million, or 16%, over the same quarter last year driven primarily by higher gross margin and a commitment from our entire team to keep operating and administrative costs down” said Bob Rowe, President and Chief Executive Officer.  “The significant effort put forth by our tax team to implement this tax accounting change is just one more example of our commitment to control all costs and keep our customers' rates low.”

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Revenues	$300,998	$272,739	$926,657	$889,310
Cost of Sales	96,156	73,577	293,283	265,495
Gross Margin (1)	204,842	199,162	633,374	623,815

Operating, general and administrative expense	68,290	79,296	220,730	222,139
Property and other taxes	40,673	35,712	111,302	100,953
Depreciation and depletion	39,763	35,693	119,551	107,239
Total Operating Expenses	148,726	150,701	451,583	430,331
Operating Income	56,116	48,461	181,791	193,484
Interest Expense, net	(21,049)	(22,043)	(71,979)	(68,101)
Other (loss) Income	(121)	3,769	4,176	5,429
Income Before Income Taxes	34,946	30,187	113,988	130,812
Income Tax Benefit (Expense)	9,659	(6,389)	4,240	(24,616)
Net Income	$44,605	$23,798	$118,228	$106,196
Basic: Average Shares Outstanding	48,315	47,065	48,289	47,029
Earnings per Share - Basic	$0.92	$0.51	$2.45	$2.26
Diluted: Average Shares Outstanding	48,469	47,311	48,444	47,274
Earnings per Share - Diluted	$0.92	$0.51	$2.44	$2.25

Dividends Declared per Common Share	$0.50	$0.48	$1.50	$1.44
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

Significant items during the quarter include:

•
An increase in net income of $20.8 million, primarily due to a $15.5 million tax benefit as part of a tax accounting change related to costs to repair generation property along with improved gross margin driven by an increase in South Dakota electric rates.

•	Filed a Montana natural gas delivery service and production case requesting an annual increase in base rates of approximately $10.9 million.

•
Received proceeds from the City of Forsyth's issuance of $144.7 million aggregate principal amount of Pollution Control Revenue Refunding Bonds at a fixed interest rate of 2.00% maturing in 2023. Proceeds plus available funds were used to redeem the City of Forsyth's 4.65%, $170.2 million Pollution Control Revenue Bonds due 2023.

•	Issuance of $45 million of South Dakota First Mortgage Bonds at a fixed interest rate of 2.66% maturing in 2026. Proceeds from this issuance were used for general corporate purposes.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended September 30, 2016 was $204.8 million compared with $199.1 million for the same period in 2015. This $5.7 million increase was a result of a $7.5 million increase to items that have an impact on net income and $1.8 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $7.5 million, including:

•	$9.2 million increase in South Dakota electric rates; and

•	$1.4 million increase in natural gas retail volumes due primarily to colder late summer weather in our Montana jurisdiction and customer growth;

These increases were partly offset by

•	$1.8 million decrease due to the elimination of the lost revenue adjustment mechanism decreasing the recovery of our fixed costs;

•
$0.4 million decrease in electric retail volumes due primarily to colder late summer weather in Montana, along with lower industrial volumes of a large Montana customer; partly offset by customer growth and warmer summer weather in South Dakota;

•	$0.4 million lower demand to transmit energy across our transmission lines due to market pricing and other conditions;

•	$0.2 million decrease in natural gas production overhead fees; and

•	$0.3 million decrease to other miscellaneous margin items.

The change in consolidated gross margin for items that had no impact on net income (due to offsets in operating expenses or income tax expense) represented a $1.8 million decrease primarily due to the following:

•	$4.3 million decrease in revenues from the conveyance of the Kerr facility to the Confederated Salish and Kootenai Tribes (CSKT) in September 2015 (offset by reduced operating expenses);

•
$2.1 million decrease in revenues for production tax credits primarily associated with the Beethoven wind generation project, which is a reduction in our customers' rates (offset by reduced income tax expense); and

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

•	$0.1 million decrease in natural gas production gathering fees (offset by reduced operating expenses).
These decreases were offset in part by a $4.7 million increase in revenues for property taxes included in trackers (offset by increased property tax expense).

Consolidated gross margin for the nine months ended September 30, 2016 was $633.4 million compared with $623.8 million for the same period of 2015.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2016 were $68.3 million compared with $79.3 million for the same period in 2015. The $11.0 million decrease was primarily due to:

•	$4.0 million decrease in hydro operations costs in the current period is a result of the conveyance of Kerr to the CSKT in September 2015 (offset by reduced revenue discussed above);

•	$2.9 million reduction in the value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income);

•	$1.7 million lower Distribution System Infrastructure Program (DSIP) related expenses;

•	$1.5 million decrease in employee benefit expense due to lower supplemental benefits costs;
$0.1 million decrease in natural gas production gathering expense (offset by lower gathering fees discussed above); and

•	$1.8 million decrease in other miscellaneous expenses primarily due to company-wide cost control measures implemented in 2016.
These decreases were partly offset by a $1.0 million increased bad debt expense due to timing on the collection of receivables from customers.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2016 was $220.7 million compared with $222.1 million for the same period of 2015.

Property and Other Taxes
Property and other taxes were $40.7 million for the three months ended September 30, 2016, as compared with $35.7 million in the same period of 2015. This increase was primarily due to plant additions and higher estimated property valuations in Montana, offset in part by a $0.3 million decrease from the conveyance of Kerr to the CSKT in September 2015. We estimate property taxes throughout each year and update based on valuation reports received from the Montana Department of Revenue. In the third quarter of 2016, we increased our annual property tax expense estimate by approximately $5.4 million based on an updated valuation report. We update to actual expense when we receive our Montana property tax bills in November, and do not expect the bills in November 2016 to be significantly different from our current estimate. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. The Montana Public Service Commission (MPSC) has authorized recovery of approximately 60% of the estimated increase in our local taxes and fees (primarily property taxes) as compared to the related amount included in rates during our last general rate case.

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

Property and other taxes for the nine months ended September 30, 2016 was $111.3 million compared with $101.0 million for the same period of 2015.

Depreciation and Depletion Expense
Depreciation and depletion expense was $39.8 million for the three months ended September 30, 2016, as compared with $35.7 million in the same period of 2015. This increase was primarily due to plant additions, including approximately $1.4 million of depreciation associated with the Beethoven wind project acquisition.

Depreciation and depletion expense for the nine months ended September 30, 2016 was $119.6 million compared with $107.2 million for the same period of 2015.

Operating Income
Consolidated operating income for the three months ended September 30, 2016 was $56.1 million as compared with $48.5 million in the same period of 2015. This increase was primarily due to the increase in gross margin driven by the South Dakota rate increase as discussed above

Consolidated operating income for the nine months ended September 30, 2016 was $181.8 million compared with $193.5 million for the same period of 2015.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2016 was $21.0 million, as compared with $22.0 million in the same period of 2015. This decrease was primarily due to the debt refinancing transactions discussed above; partially offset by lower capitalization of allowance for funds used during construction (AFUDC) and increased debt outstanding associated with the September 2015 Beethoven wind project acquisition.

Consolidated interest expense for the nine months ended September 30, 2016 was $72.0 million compared with $68.1 million for the same period of 2015.

Other Income
Consolidated other loss for the three months ended September 30, 2016, was $0.1 million as compared with income of $3.8 million in the same period of 2015. This decrease was primarily due to a $2.9 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding decrease to operating, general and administrative expenses) and lower capitalization of AFUDC.

Consolidated other income for the nine months ended September 30, 2016 was $4.2 million compared with $5.4 million for the same period of 2015.

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

Income Tax
Consolidated income tax benefit for the three months ended September 30, 2016 was $9.7 million, as compared with income tax expense of $6.4 million in the same period of 2015. Our effective tax rate for the three months ended September 30, 2016 was (27.6)% as compared with 21.2% for the same period of 2015. We currently expect our 2016 effective GAAP tax rate to range between (3)% - 1%.

(in millions)	Three Months Ended September 30,
	2016		2015
Income Before Income Taxes	$34.9		$30.2

Income tax calculated at 35% federal statutory rate	12.2	35.0%	10.6	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(0.6)	(1.8)%	(0.9)	(2.8)%
Flow-through repairs deductions	(19.0)	(54.4)%	(2.8)	(9.2)%
Production tax credits	(2.2)	(6.3)%	(0.7)	(2.4)%
Plant and depreciation of flow-through items	(0.2)	(0.7)%	(0.4)	(1.2)%
Prior year permanent return to accrual adjustments	—	—%	1.0	3.4%
Other, net	0.1	0.6%	(0.4)	(1.6)%
Subtotal	(21.9)	(62.6)%	(4.2)	(13.8)%

Income Tax (Benefit) Expense	$(9.7)	(27.6)%	$6.4	21.2%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits. During the third quarter of 2016, we filed a tax accounting method change with the IRS related to costs to repair generation property. This resulted in an income tax benefit of approximately $15.5 million during the three months ended September 30, 2016, of which approximately $12.5 million is related to 2015 and prior tax years, and is reflected in the flow-through repairs deductions line above.

Consolidated income tax benefit for the nine months ended September 30, 2016 was $4.2 million compared with $24.6 million expense for the same period of 2015.

Net Income
Consolidated net income for the three months ended September 30, 2016 was $44.6 million as compared with $23.8 million for the same period in 2015. This increase was primarily due to lower income taxes due to the adoption of a tax accounting method change and improved gross margin due to the South Dakota electric rate increase.

Consolidated net income for the nine months ended September 30, 2016 was $118.2 million compared with $106.2 million for the same period of 2015.

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

Reconciliation of Primary Changes from 2015 to 2016

	Three Months Ended September 30,			Nine Months Ended September 30,

($millions, except EPS)	Pre-tax Income	Net Income(1)	Diluted EPS	Pre-tax Income	Net Income(1)	Diluted EPS
2015 reported	$30.2	$23.8	$0.51	$130.8	$106.2	$2.25

Gross Margin
South Dakota electric rate increase	9.2	5.7	0.12	27.8	17.1	0.35
Natural gas retail volumes	1.4	0.9	0.02	0.3	0.2	—
Lost revenue adjustment mechanism	(1.8)	(1.1)	(0.02)	8.8	5.4	0.11
Electric retail volumes	(0.4)	(0.2)	(0.01)	(1.1)	(0.7)	(0.01)
Electric transmission	(0.4)	(0.2)	(0.01)	(2.3)	(1.4)	(0.03)
Natural gas production	(0.2)	(0.1)	—	(1.4)	(0.8)	(0.02)
Electric QF adjustment	—	—	—	6.1	3.8	0.08
MPSC disallowance	—	—	—	(9.5)	(5.8)	(0.12)
Other	(0.3)	(0.2)	—	(2.6)	(1.6)	(0.03)
Subtotal: Margin Items Impacting Net Income	7.5	4.8	0.10	26.1	16.2	0.33

Hydro operations - Kerr conveyance	(4.3)	(2.6)	(0.05)	(16.0)	(9.8)	(0.20)
Production tax credits flowed through trackers	(2.1)	(1.3)	(0.03)	(8.0)	(4.9)	(0.10)
Natural gas production gathering fees	(0.1)	(0.1)	—	(1.1)	(0.7)	(0.01)
Property taxes recovered in trackers	4.7	2.9	0.06	8.6	5.3	0.11
Subtotal: Margin Items Not Impacting Net Income (2)	(1.8)	(1.1)	(0.02)	(16.5)	(10.1)	(0.20)

Total Gross Margin	5.7	3.7	0.08	9.6	6.1	0.13
OG&A Expense
Hydro operations - Kerr conveyance	4.0	2.5	0.05	15.2	9.3	0.19
Non-employee directors deferred compensation	2.9	1.8	0.04	(1.8)	(1.1)	(0.02)
DSIP expenses	1.7	1.0	0.02	3.3	2.0	0.04
Employee benefits	1.5	0.9	0.02	1.5	0.9	0.02
Natural gas gathering expense	0.1	0.1	—	1.1	0.7	0.01
Bad debt expense	(1.0)	(0.6)	(0.01)	1.2	0.7	0.01
Insurance recovery, net		—	—	(20.8)	(12.8)	(0.26)
Insurance reserves		—	—	(0.9)	(0.6)	(0.01)
Other, including cost control measures implemented in 2016	1.8	1.2	0.02	2.6	1.6	0.03

Total OG&A Expense	11.0	6.9	0.14	1.4	0.7	0.01
Other items
Depreciation and depletion expense	(4.1)	(2.5)	(0.05)	(12.4)	(7.6)	(0.16)
Property and other taxes	(5.0)	(3.1)	(0.07)	(10.3)	(6.3)	(0.13)
Interest expense	1.0	0.6	0.01	(3.9)	(2.4)	(0.05)
Other income (includes offset to Non-employee deferred compensation above)	(3.9)	(2.4)	(0.05)	(1.2)	(0.7)	(0.02)
Permanent and flow-through adjustments to income tax		17.6	0.36		22.2	0.46
Impact of higher share count	—	—	(0.01)	—	—	(0.05)
Total Other items	(11.9)	10.2	0.19	(27.8)	5.2	0.05

Total impact of above items	4.8	20.8	0.41	(16.8)	12.0	0.19

2016 reported	$34.9	$44.6	$0.92	$114.0	$118.2	$2.44

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items have offsets in operating expenses or income tax expenses that result in no impact to net income.

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

Liquidity and Capital Resources
As of September 30, 2016, our total net liquidity was approximately $132.8 million, including $5.1 million of cash and $127.7 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2015 of $142.2 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.50 per share, payable December 30, 2016 to common shareholders of record as of December 15, 2016.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2016 and final 2015 adjusted non-GAAP earnings guidance of $3.20 - $3.35 and $3.10 - $3.25 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

					Estimated to Meet Guidance
2016	Q1 '16	Q2 '16	Q3 '16	YTD	Q4 2016	Full Year '16
					Low - High	Low - High

Reported GAAP diluted EPS	$0.79	$0.73	$0.92	$2.44	$0.86 - $1.01	$3.30 - $3.45

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.07	0.02	0.18	?	0.18
MPSC disallowance of prior period costs	0.13	0.03	—	0.16	?	0.16
Remove prior period LRAM revenues	—	(0.18)	—	(0.18)	?	(0.18)
Remove prior period generation rep. tax benefit	—	—	(0.26)	(0.26)	?	(0.26)

Adjusted Non-GAAP diluted EPS	$1.01	$0.65	$0.68	$2.34	$0.86 - $1.01	$3.20 - $3.35

2015	Q1 '15	Q2 '15	Q3 '15	YTD	Q4 2015	Full Year '15

Reported GAAP diluted EPS	$1.09	$0.65	$0.51	$2.25	$0.92	$3.17

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.02	—	0.11	0.06	0.17
Remove benefit of insurance settlement	—	(0.27)	—	(0.27)	—	(0.27)
QF liability adjustment	—	0.08	—	0.08	—	0.08

Adjusted Non-GAAP diluted EPS	$1.18	$0.48	$0.51	$2.17	$0.98	$3.15

2016 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2016 adjusted (non-GAAP) earnings guidance range of $3.20 - $3.35 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated non-GAAP income tax rate of approximately 6%-10% of pre-tax income (as compared to (3)% - 1% GAAP) ; and

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

•	Diluted average shares outstanding of approximately 48.5 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, October 20, 2016, at 3:30 p.m. Eastern time to review its financial results for the quarter ending September 30, 2016. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/17340. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on October 20, 2016, at (888) 203-1112 access code 1371505.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 701,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2016 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may

NorthWestern Reports Third Quarter 2016 Financial Results
October 20, 2016

differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2015 Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com